FOR IMMEDIATE RELEASE

Norfolk Southern expects to report earnings of $1.00 per share, 15% below 2014

NORFOLK, Va., April 13, 2015 – Norfolk Southern Corporation’s (NYSE: NSC) first quarter 2015 diluted earnings per share are expected to be $1.00 per share, 15% below the same quarter 2014. The reduction in earnings is primarily due to lower than expected revenues, although certain expense items also affected the comparison. Revenue decreases reflect reductions in fuel surcharge revenue in each of NS’ three commodity groups, continued reductions in coal volumes, and a lower average revenue per unit related to the mix of business. Lower overall expenses were aided by declining fuel expense but hurt by weather and service recovery costs.

First quarter revenues are expected to be approximately $2.6 billion, a 5% decrease compared with the same period last year. Coal shipments continue to experience downward pressure, weighted by a significant decline in export coal volume. Merchandise saw growth in volumes, though revenues declined due to unfavorable revenue per unit brought on by reduced fuel revenues and changes in the mix of traffic. Within the intermodal category, increased volumes and core pricing gains roughly offset the impact of lower average revenue per unit due to fuel revenue reductions.

First quarter expenses will be approximately $2.0 billion, a decrease of 3% versus 2014. This improvement was led by significantly reduced fuel expenses. Remaining costs were adversely affected by weather and service-recovery costs, and also by increased hiring and training costs, and a labor agreement signing bonus. The benefits of the increased hiring have begun and will be even more apparent in future quarters as the new employees complete training and enter regular service.

Following the weather related challenges of the first quarter, volumes are expected to rebound in the second quarter, with the exception of coal, which will continue to be pressured given current market dynamics. In the current energy environment, revenues for the year are expected to be less than revenues for 2014, and the Company continues to focus on improving core pricing as service levels improve.

The Company’s continuing actions to restore service levels should result in gradual improvement during the second quarter and a return to normalized levels during the third and fourth quarters of the year. Second quarter expenses will continue to reflect service recovery costs, currently estimated at $25 million, which is commensurate with the second quarter of 2014. As new employees and additional locomotives are deployed and new infrastructure projects become fully operational during the second quarter, the Company will be well-positioned to capitalize on market opportunities and unwind excess service-related costs.

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“Our goal remains the same: to operate an efficient, high velocity railroad, which enables us to offer the best possible customer service and retain and grow our business at rates that provide a superior return for our owners,” said CEO Wick Moorman. “I am confident in our ability to reach high performance levels this year. With operations showing sustained improvements, and with better weather and enhanced infrastructure and personnel, we look forward to stronger results in the second quarter and the second half of the year.”

Norfolk Southern will discuss its expected first quarter performance during a conference call on Tuesday, April 14, at 8:45 a.m. EDT. There will not be a question and answer session. Interested investors can listen via teleconference and live Internet webcast. Those interested in accessing the conference through teleconference can dial 877-869-3847 several minutes prior to the call. An audio replay will be available until April 21, 2015, following the live broadcast, by dialing 877-660-6853 and access number 13607081. The replay also will be available as an MP3 downloadable podcast in the Investors section of the company's website.

Norfolk Southern does not forecast earnings, and this announcement is not intended to change that policy. Norfolk Southern will report earnings and other detailed results at its quarterly earnings call, scheduled for April 29, 2015.

For electronic notification of earnings events, subscribe to NSInvest, Norfolk Southern's email distribution list for news releases on earnings and issues pertaining to the financial performance of Norfolk Southern Corporation.

About Norfolk Southern
Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 20,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal, automotive, and industrial products.

Forward-looking statements
This news release contains forward-looking statements that may be identified by the use of words like “believe,” “expect,” “anticipate,” “estimate,” “plan,” “consider,” “project,” and similar references to the future. Forward-looking statements reflect our good-faith evaluation of information currently available. These forward-looking statements are subject to a number of risks and uncertainties, and our actual results may differ materially from those projected. Please refer to our annual and quarterly reports filed with the SEC for a full discussion of those risks and uncertainties we view as most important. Forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at or by which any such performance or results will be achieved. As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements. We undertake no obligation to update or revise forward-looking statements.

Media Inquiries:
Frank Brown, 757-629-2710 (fsbrown@nscorp.com)
Investor Inquiries:
Katie Cook, 757-629-2861 (InvestorRelations@nscorp.com)

http://www.norfolksouthern.com